                                                                   Exhibit 10.10

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A "[*]" IN PLACE OF THE REDACTED LANGUAGE.


                              AMENDED AND RESTATED
                        WORLDWIDE DISTRIBUTION AGREEMENT

          AGREEMENT made as of the 16th day of April, 2001 (the "Agreement"), by and between Great Spirits Company LLC (hereinafter referred to as "Great Spirits"), a Delaware limited liability company having its principal place of business at 1331 Lamar, Suite 1125, Houston, Texas 77010, USA, and Gaelic Heritage Corporation Limited (hereinafter referred to as the "Supplier"), an Irish corporation having its principal place of business at Institute Road, Bailieboro, Co. Cavan, Republic of Ireland.

1.   Definitions: when used in this Agreement:

     (a) "Products" shall mean all items sold under the name "Celtic Crossing" including the current liqueur and any items subsequently added pursuant to Paragraph 10(b) below.

     (b) "Old Territory" shall mean the United States of America, Canada, Mexico, Puerto Rico, the Caribbean, including all islands situated between North and South America, and all United States territories and possessions, including duty free shops located therein, U.S. military bases (wherever located), and flights and cruises originating in any of the above-mentioned places.

     (c) "New Territory" shall mean the remainder of the world such that the Old Territory and the New Territory (collectively, the "Territory") shall mean the world and all commercial disposition of Products.

     (d) "Case" shall mean the various case sizes set forth in Exhibit A, which is attached and made part of this agreement, and any other configurations which Supplier and Great Spirits may subsequently agree to add.

     (e) "Royalty" for the purposes of this Agreement shall mean a payment on a per Case basis as set out in Exhibit B, which is attached to and made part of this agreement, and shall be payable in accordance with Paragraph 5(f).

     (f) "Brand" shall mean the Celtic Crossing brand and label, including tradename, trademark and tradedress.

2.   Sales of Ownership Rights and Product

     (a) Supplier has heretofore sold to Great Spirits 65% of the ownership of the Brand in the Old territory.

     (b) In consideration for services rendered, Great Spirits and the Supplier each assigned 5% of the Brand in the Old Territory to MHW, Ltd., with the result that the

     Brand in the Old Territory is owned 60% by Great Spirits, 30% by the Supplier and 10% by MHW Ltd.

     (c) For a period of three years from the execution of this Agreement, Great Spirits will have the right, but not the obligation, to purchase 70% of the ownership of the Brand in the New Territory for Irish L140,000 (the "Purchase Option"). After the third anniversary of the execution of this Agreement, Great Spirits shall continue to have the right, but not the obligation, to purchase 70% of the ownership of the Brand in the New Territory, but the option price shall be adjusted from Irish L140,000 by the change from year to year of the Irish Consumer Price Index. In the event of such purchase, Supplier will execute and deliver such instruments as Great Spirits shall reasonably request to give full effect to such purchase and prior purchases.

     (d) In the event of the sale of the Brand rights by either Great Spirits or the Supplier, the non-selling party shall have (i) a pre-emptive right of first refusal to purchase the interest to be sold at the same price as the proposed sale and (ii) the right to sell alongside the other and share pro rata in the sales proceeds. MHW, Ltd. will not have the right to dispose of its interest in the Brand except in conjunction with a sale by Great Spirits and the Supplier. In the event of such sale, MHW, Ltd. will be required to sell and will be entitled to receive its pro rata share of the sales proceeds. In addition, upon a disposition of the Brand by the Supplier where Great Spirits retains its interest, Supplier shall either
     (i) continue to be fully obligated to supply Products hereunder without amendment to this Agreement or (ii) terminate the Agreement upon six-month notice and release the formula and right to produce the Products to Great Spirits as described in Paragraph 18.

     (e) Supplier shall not sell or encumber any interest in the Brand or make any assignment or take any other action which would limit Great Spirits' rights under this Section.

3.   Appointment

     (a) Supplier hereby appoints Great Spirits (itself or acting through Great Spirits' agents) as the sole and exclusive importer and distributor of the Products in the Territory. Supplier irrevocably grants Great Spirits (on the terms of this Agreement) sole and exclusive rights to use the Brand in the Territory.

     (b) Great Spirits and Supplier shall devise mutually acceptable methods of operation in order to expedite the production, shipment and handling of the Products so as to provide Great Spirits with timely supply of Products. The parties shall cooperate on other joint activities intended by this Agreement.

4.   Duration

     This Agreement shall continue until terminated in accordance with Paragraph 11.

5.   Terms of Sale and Payment

     (a) Great Spirits shall provide Supplier with annual forecasts of requirements reflecting anticipated needs of Products by Case and type of bottle, such forecasts to be delivered to Supplier on or before the last day of February commencing with 2002. Great Spirits shall be obligated to order the aggregate amounts set forth in each such forecast within the year of such forecast. Payment shall be made as provided in (b) below.

     (b) Except as provided, all sales of the Products by the Supplier to Great Spirits shall be FOB Irish Port at the prices set in accordance with subsections 5(c),(d) and (e) and payment by Great Spirits for the Products shall be due 60 days from date of shipment by carrier designated by Great Spirits.

     (c) The prices at which Cases of Products will be sold by Supplier to Great Spirits during 2001 are set forth on Exhibit C which is attached to and made a part of this agreement.

     (d) For each year after 2001, Supplier, based upon the annual forecasts, shall seek to achieve reductions and savings in costs related to production and bottling of the Products. All such costs, reductions and savings shall be reflected in the price per Case of the Products. Supplier and Great Spirits shall cooperate to achieve the least expensive cost for the Products and shall mutually agree the prices at which Cases of Products will be sold by Supplier to Great Spirits.

     (e) At any time during the term of this Agreement, Supplier may decrease the prices of the Products. Such decrease in prices shall become effective upon Great Spirits receipt of written notice thereof.

     (f) Royalty payments in respect of Products purchased by Great Spirits pursuant to Paragraph 5 shall be paid at the same time as each purchase invoice is payable in respect of such Products.

6.   Marketing and Advertising; Additional Supplier Services

     (a) Great Spirits will work with the Supplier to develop mutually satisfactory marketing and advertising plans for the Products in the Territory. However, final authority on all matters relating to this plan will rest with Great Spirits. Marketing and advertising shall include all selling, marketing, promotion, commissions and administrative expenses, payments to MHW, Ltd. and travel and entertainment expenses related to the Products ("Marketing and Advertising Expenses"). (Marketing and Advertising Expenses related to other products which Great Spirits may sell will not qualify as Marketing and Advertising Expenses under this Agreement.) In 2001 and 2002, Great Spirits will commit to expend at least 50% of gross profits (gross profits is defined as gross margin per Case multiplied by the number of Cases sold) from the sale of the Products in the Territory on Marketing and Advertising Expenses except to the extent necessary to pay members' tax obligations arising out of their interests in Great Spirits and to pay financing obligations of Great Spirits. Aside from the foregoing, Great Spirits shall have no other obligation with regard to marketing and advertising.

     (b) At the election of Great Spirits, Supplier will provide shipping and invoicing services from bond to bond. Great Spirits shall provide Supplier with customers' duty and excise number and all other relevant information and documents as deemed necessary in order to execute shipment. Supplier shall receive mutually agreed upon fees for such services. Great Spirits shall indemnify Supplier from all duty and VAT liability for Products shipped pursuant to this Section 6(b).

7.   Representation and Warranties of Great Spirits

     Great Spirits represents, warrants and covenants, during the term of this Agreement, to Supplier as follows:

     (a) Great Spirits or its agents shall be a duly licensed importer of alcoholic beverages and shall have at the time of signing this Agreement, in full force and effect, such federal, state and local licenses as may be necessary to conduct its business as an importer and marketer of alcoholic beverages.

     (b) Great Spirits shall submit to the Supplier:

          (i) Annual sales reports showing the performance of each Product in the Territory.

          (ii) Annual reports showing the amount and allocation of expenditures on Marketing and Advertising Expenses. Upon written request, the Supplier shall have the right to verify these expenditures.

     (c) Great Spirits or its agents shall file such price schedules and reports as may be prescribed by applicable laws and regulations.

     (d) During the period of this Agreement, Great Spirits shall not distribute, within the Territory, any other Irish liqueur (cordial) product not bottled in Supplier's facilities without the written consent of the Supplier.

8.   Representations and Warranties of Supplier

     Supplier represents, warrants and covenants, during the term of this Agreement, to Great Spirits as follows:

     (a) Supplier has the authority to enter into and carry out its obligations under this Agreement.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not breach any contract or agreement to which Supplier is a party, or violate any law or regulation by which it is bound.

     (c) Supplier has the right to designate and appoint Great Spirits as the exclusive importer and distributor of the Products in the Territory and, subject to Section 2, is the sole owner of the Brand free and clear of any lien or encumbrance.

     (d) The Products to be sold to Great Spirits under this Agreement shall be merchantable and fit for human consumption. The Products shall be manufactured, packaged and labeled in Ireland in conformity with applicable U.S. federal, state and local laws, rules and regulations and the rules and regulations of the United States Bureau of Alcohol, Tobacco and Firearms or the laws and regulations of other governments regarding bottles and labels for the Products, as advised by Great Spirits to the Supplier from time to time. In addition, all Cases of Products sold to Great Spirits shall be coded in such a manner that Supplier and Great Spirits are able to identify production lots. The Products shall have a shelf life of a minimum of five years from date of manufacture.

     (e) The formulation and quality of ingredients and the packaging of the Products to be sold in the Territory will not change without Great Spirits' written approval.

     (f) The Products to be sold to Great Spirits shall be free and clear of all liens. Neither the execution and delivery of this Agreement or compliance with its terms and provisions will result in the creation or imposition of any lien, charge, encumbrance, or restriction of any nature upon the Products and other assets to be sold to Great Spirits.

     (g) Supplier shall not sell or otherwise transfer Products to any other party.

9.   Product Liability and Returns

     (a) During the term of this Agreement, Supplier shall maintain in full force and effect public liability insurance and product liability insurance covering the Products purchased by Great Spirits in the amount of not less than five million Irish Pounds (IRL5,000,000). With respect to the public liability insurance, the sum insured shall be IRL5,000,000 for any one occurrence. With respect to the product liability insurance, the sum insured shall be IRL5,000,000 for all occurrences in any twelve-month period. Great Spirits shall be named an additional insured on all such policies and such policies shall provide for 30 days prior notice to Great Spirits of cancellation. It is the responsibility of Great Spirits to ensure that marine insurance is in force.

     (b) Any Products not merchantable due to obvious quality deficiencies, packaging problems, or to errors committed by Supplier may be returned to Supplier for full credit plus cost of shipping provided that notice of such deficiency, problem, or error has been given to Supplier within sixty (60) days after the date of receipt by Great Spirits of the Products. Any Products not merchantable due to quality deficiencies or packaging problems which are not obvious, may be returned to Supplier for full credit plus cost of shipping provided that notice of such latent defect has been given to the Supplier within six (6) months after the date of receipt of the Products by Great Spirits.

     (c) The Supplier will indemnify Great Spirits against all claims relating to commissions and fees resulting from actions or events which occurred prior to the date of this Agreement.

     (d) The Supplier irrevocably agrees to protect, indemnify and hold harmless Great Spirits, its officers, members, employees and agents from any claims, demands, causes of action, damages, liabilities, losses or suits brought by third parties arising out of, relating to or resulting from any negligent act or omission of Supplier in respect of the manufacture of the Products.

     (e) During the term of the Agreement, Great Spirits agrees to maintain general liability insurance (including umbrella) with respect to its activities in an amount of not less than U.S. $5,000,000.

     (f) Notwithstanding any provision of this Agreement to the contrary, the provisions of Paragraph 9(a), (c) and (d) shall survive the termination of this Agreement.

10.  Production Modification and Future Products

     (a) The Supplier agrees that it will cooperate in modifying the formula for the Product to be sold in the Territory and the packaging of same, such cooperation to be based upon the good faith anticipation by Great Spirits that modifications to the formula or packaging will increase sales and upon such modifications the price per Case shall be adjusted to reflect any increased costs to Supplier.

     (b) Great Spirits shall have the right of first refusal regarding any future product which Supplier desires to distribute in the Territory. In the event that Great Spirits exercises its first right of refusal hereunder to distribute additional products produced or sold by Supplier or the parties otherwise agree to include additional products hereunder, the term "Products" as used in this Agreement shall be deemed to include such additional products. Great Spirits shall have ninety (90) days from notice by Supplier to exercise that right of first refusal.

11.  Termination

     Great Spirits or the Supplier shall be entitled to terminate this Agreement by written notice to the other if:

     (a) that other party commits any continuing or material breach or violation of any of the provisions of this Agreement and, in the case of such a breach or violation which is capable of remedy, fails to remedy the same within sixty (60) days after receipt of a written notice giving full particulars of the breach or violation and requiring it to be remedied;

     (b) an encumbrance takes possession or a receiver is appointed over the property or assets of that other party except in the case of liens to financing institutions under arrangements not in default;

     (c) that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

     (d) that other party goes into liquidation (except for the purpose of an amalgamation, reconstruction or other reorganization made in such manner that the company resulting from the reorganization effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

     (e) an examiner or equivalent is appointed to that other party whether under Section 2 of the Companies (Amendment) Act of 1990 of Ireland.

12.  Trademarks

     Supplier represents and warrants that it has the exclusive and unrestricted right to sell the trademark, tradename, brand name and label included in the Brand to Great Spirits as contemplated by 2(a) and (c) and further confirms that it has not received any notice contesting the entitlement of the Supplier to use and sell same. The tradename and trademark for the Product is currently registered in the USA and certain other countries. Trademark registration in the Territory shall become the responsibility of Great Spirits, provided Great Spirits shall have no obligation to register same in any given country. In addition, Great Spirits shall have no obligation to police or enforce the Brand in the Territory.

13.  Choice of Law and Disputes

     (a) This Agreement shall be governed by and construed in accordance with the laws of the Republic of Ireland.

     (b) In the event of any controversy or claim (whether such controversy involves a dispute, disagreement or difference of interpretation and whether such claim sounds in contract, tort or otherwise) arising out of or relating to (i) this Agreement, (ii) the actual or alleged breach hereof or
     (iii) the commercial or economic relationship of the parties hereto (a "Dispute"), the party hereto alleging the existence of a Dispute shall give to the other written notice setting out the material particulars of such Dispute. A senior executive officer or senior official with settlement authority (a "Senior Official") from each party hereto shall agree to meet personally in New York or such other location as the parties may mutually agree, or to conduct a telephonic meeting within five business days of the date of receipt of such notice (the "Notice Date") by the relevant party to attempt in good faith, and using their reasonable endeavors at all times, to resolve such Dispute.

     (c) If (i) such Dispute is not resolved within fifteen business days (or such longer period as to which the parties may agree) after the applicable Notice Date or (ii) any party hereto fails or refuses to meet as required by the notice described in Section 13(b), the Dispute shall be mediated through non-binding mediation through the Centre for Dispute Resolution in London ("CEDR").

     (d) If the Dispute is not resolved within 60 days after the commencement of the mediation, the Dispute shall be referred to litigation in which case the Courts of the Republic of Ireland are to have exclusive jurisdiction to hear and determine the dispute.

14.  Force Majeure

     If either party is prevented from performing any of its obligations hereunder by an occurrence beyond its reasonable control such as, but not limited to, acts of God, fire, flood, war, insurrection, riot, government regulations, raw material shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance for so long as such occurrence exists.

15.  Severability

     In the event any of the terms and provisions of this Agreement are in violation of, or prohibited by, any applicable law or regulation, such terms and provisions shall be deemed amended or deleted to conform to such law or regulation without invalidation or amending or deleting any of the other terms or conditions of this Agreement.

16.  Successor

     This Agreement shall not be assignable by any party without the written consent of the other and shall be binding upon the parties and their respective successors and permitted assigns.

17.  Relationship of the Parties

     The parties acknowledge that no joint venture or partnership has been created by this Agreement, and that no party can take any action which is legally binding on the other without the prior written consent of the party to be charged.

18.  Deposit Formula

     The Supplier has deposited the full formula and production instructions for the Products, together with irrevocable and exclusive right to produce same for sale and the right to use the Brand within the Territory, with a mutually agreeable escrow agent pursuant to a mutually acceptable escrow agreement providing for release of the aforementioned items to Great Spirits (i) upon failure of Supplier to supply timely the Products or (ii) upon termination of this Agreement by Great Spirits pursuant to Paragraph 11.

19.  Miscellaneous

     (a) Any demand, notice, or request provided for by this Agreement shall be in writing, and shall be made by delivery or by ordinary airmail addressed to the party to whom notice is to be given or to whom a demand or request is to be made.

     The addresses of the parties are as follows:

     Great Spirits:   Great Spirits Company LLC
                      1331 Lamar, Suite 1125
                      Houston, Texas 77010
                      United States of America
                      Fax: 713-756-6150

     Supplier:        Gaelic Heritage Corporation Limited
                      Institute Road
                      Bailieboro, Co. Cavan
                      Republic of Ireland
                      Fax: 353-4296-65519

     (b) This Agreement represents the entire agreement between Great Spirits and Supplier, supersedes all their prior oral and written arrangements and agreements including, but not limited to, the National Distribution Agreement, dated as of March 17, 1998, by and among the parties hereto, and may not be changed except by a further written agreement or by an amendment to this Agreement signed by both parties.

     (c) Any failure by a party hereto to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights; any such failure shall not preclude exercise of such rights at any later time.

     (d) Section headings are for convenience only and are not to be construed as part of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAELIC HERITAGE CORPORATION LIMITED


By /s/ Patrick McKevitt
   ----------------------------------
Name: Patrick McKevitt
Title: President


GREAT SPIRITS COMPANY LLC


By /s/ Mark Andrews
   ----------------------------------
Name: Mark Andrews
Title: President

For purposes of joinder with respect to Paragraphs 2(d):


MHW, LTD.


By /s/ John F. Beaudette
   ----------------------------------
Name: John F. Beaudette
Title: President

                                    EXHIBIT A

                               CASE CONFIGURATIONS

Standard US Case              12 X 750ml
Standard International Case   12 X 70cl
Litre Case                    12 X 1 Litre
Glass Mini Case               120 X 50ml
Plastic Mini Case             120 X 50ml
Gift Pack (US)                6 X 750ml
Gift Pack (International)     6 X 70cl

================================================================================
                                    EXHIBIT B

                                    ROYALTIES

OLD TERRITORY*

Standard Case        *
Litre Case           *
Glass Mini Case      *
Plastic Mini Case    *
Gift Pack            *

NEW TERRITORY**

                      * (Irish) per case for first * cases
Standard and Litre    * (Irish) per case for next * cases
                      * (Irish) per case for next * cases
                      * (Irish) per case for next * cases
Glass Mini Case       * (Irish)
Plastic Mini Case     * (Irish)
Gift Pack             * (Irish)

----------

* Commencing with purchases ordered subsequent to March 2002, the Old Territory Royalties shall be increased or decreased by the same percentage that the standard price charged by Great Spirits to its distributors is increased or decreased (excluding special promotional pricing) in the Old Territory, subject to a minimum Royalty of $ * . Great Spirits shall inform Supplier when changes in that standard price occur and provide Supplier with documentation supporting such changes.

** If Great Spirits exercises its Purchase Option, the New Territory Royalties as set out in this exhibit will no longer apply to Cases purchased by Great Spirits for distribution in the New Territory and the Royalty for such Purchases will become L * (Irish) per Case. (L * per gift packs of 6 bottles.) Further, it is agreed that, if Great Spirits has purchased a portion of the Brand in the New Territory pursuant to Section 2(c), the parties will review the Royalties in the New Territory in 2003 and, if a standard FOB has been established, implement an adjustment mechanism similar to the one established in the Old Territory.

                                    EXHIBIT C

                                 FOBs IRISH PORT

Standard US Case               * (Irish)
Standard International Case    * (Irish)
Litre Case                     * TBD
Glass Mini Case                * (Irish)
Plastic Mini Case              * (Irish)
Gift Pack (US)                 * TBD
Gift Pack (International)      * TBD